BNY MELLON INVESTMENT GRADE FUNDS, INC.

BNY Mellon Inflation Adjusted Securities Fund

Rule 18f-3 Plan

Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act"), requires that the Board of an investment company desiring to offer multiple classes pursuant to said Rule adopt a plan setting forth the separate arrangement and expense allocation of each class, and any related conversion features or exchange privileges.

BNY Mellon Investment Grade Funds, Inc. (the "Company") desires to offer multiple classes in accordance with Rule 18f-3 with respect to BNY Mellon Inflation Adjusted Securities Fund (the "Fund"), a series of the Company, and the Company's Board, including a majority of the Board members who are not "interested persons" (as defined in the 1940 Act), has determined that the following plan is in the best interests of each class individually and the Fund as a whole:

1.              Class Designation:  Fund shares shall be divided into Class I, Class Y and Investor shares.

2.              Differences in Services:  The services offered to shareholders of each Class, as described in the Fund's prospectus or statement of additional information, shall be substantially the same, except for certain services provided to holders of Investor shares.  Automatic Asset Builder, Payroll Savings Plan, Government Direct Deposit, Dividend Sweep, Auto-Exchange Privilege and Automatic Withdrawal Plan are not available for Class Y shares.

3.              Differences in Distribution Arrangements:  Class I, Class Y and Investor shares shall be offered at net asset value, and shall not be subject to any front-end or contingent deferred sales charges.

Class I shares of the Fund are subject to a minimum initial investment of $1,000, except as otherwise provided herein or in the Fund's prospectus, and shall be offered only to (i) bank trust departments, trust companies and insurance companies that have entered into agreements with the Fund's Distributor to offer Class I shares to their clients, (ii) institutional investors acting in a fiduciary, advisory, agency, custodial or similar capacity for qualified or non-qualified employee benefit plans, including 401(k), 403(b)(7), Keogh, pension, profit-sharing and other deferred compensation plans, whether established by corporations, partnerships, sole proprietorships, non-profit entities, trade or labor unions, or state and local governments ("Retirement Plans"), and IRAs set up under Simplified Employee Pension Plans ("SEP-IRAs"),but not includingtraditional IRAs, Roth IRAs, Coverdell Education Savings Accounts,IRA "Rollover Accounts," Salary Reduction Simplified Employee Pension Plans or Savings Incentive Match Plans for Employees (Class I shares may be purchased for a Retirement Plan or SEP-IRA only by a custodian, trustee, investment manager or other entity authorized to act on behalf of such Retirement Plan or SEP-IRA that has entered into an agreement with the Fund's Distributor to offer Class I shares to such Retirement Plan or SEP-IRA), (iii) law firms or attorneys acting as trustees or executors/administrators, (iv) foundations and endowments that make an initial investment in the Fund of at least $1 million, (v) sponsors of college savings plans that qualify for tax-exempt treatment under Section 529 of the Internal Revenue Code of 1986, as amended, that maintain an omnibus account with the Fund and do not require shareholder tax reporting or 529 account support responsibilities from the Fund's Distributor, (vi) advisory fee-based accounts offered through financial intermediaries who, depending on the structure of the selected advisory platform, make Class I shares available, (vii) certain institutional clients of an investment advisory subsidiary of The Bank of New York Mellon Corporation approved by BNY Mellon Investment Adviser, Inc., (viii) U.S.-based employees of The Bank of New York Mellon Corporation, Board members of BNY Mellon Investment Adviser, Inc. and Board members of funds in the BNY Mellon Family of Funds, and the spouse, domestic partner or minor child of any of the foregoing, subject to certain requirements described in the Fund's prospectus or statement of additional information, (ix) clients of financial intermediaries effecting transactions in Class I shares through their brokerage platforms solely as a broker in an agency capacity for their clients and that have entered into an agreement with the Fund's Distributor, and (x) unaffiliated investment companies approved by the Fund's Distributor.  In addition, holders of Class I shares (formerly, Institutional shares) of the Fund as of October 6, 2010 who are not otherwise eligible to purchase Class I shares may continue to purchase Class I shares through the Fund's Distributor for their existing Fund accounts maintained with the Distributor.  Class I shares of the Fund held by such investors who do not maintain a minimum fund account balance of $1 million may be converted to Investor shares of the Fund upon 45 days' notice to the investor.

Class Y shares of the Fund shall be offered only to (i) institutional investors, acting for themselves or on behalf of their clients, that make an initial investment in Class Y shares of the Fund of at least $1 million, (ii) Retirement Plans, or certain recordkeepers of Retirement Plan platforms that maintain plan level or super-omnibus accounts with the Fund, provided that, in each case, they make an initial investment in Class Y shares of the Fund of at least $1 million per plan sponsor or per super-omnibus account or have, in the opinion of BNY Mellon Investment Adviser, Inc., adequate intent and availability of assets to reach a future level of investment of $1 million or more in Class Y shares of the Fund, (iii) certain institutional clients of an investment advisory subsidiary of The Bank of New York Mellon Corporation, provided that such clients are approved by BNY Mellon Investment Adviser, Inc. and make an initial investment in Class Y shares of the Fund of at least $1 million, and (iv) certain funds in the BNY Mellon Family of Funds and series of BNY Mellon Funds Trust.

Investor shares of the Fund are subject to a minimum initial investment of $10,000, except as provided in the Fund's prospectus.  Investor shares of the Fund shall be subject to an annual service fee at the rate of .25% of the value of the Fund's average daily net assets attributable to Investor shares, pursuant to a Shareholder Services Plan.

4.              Expense Allocation:  The following expenses shall be allocated, to the extent practicable, on a Class-by-Class basis: (a) fees under the Shareholder Services Plan; (b) printing and postage expenses related to preparing and distributing materials, such as shareholder reports, prospectuses and proxies, to current shareholders of a specific Class; (c) Securities and Exchange Commission registration fees incurred by a specific Class; (d) the expense of administrative personnel and services as required to support the shareholders of a specific Class; (e) litigation or other legal expenses relating solely to a specific Class; (f) transfer agent fees identified by the Fund's transfer agent as being attributable to a specific Class; and (g) Board members' fees incurred as a result of issues relating to a specific Class.

5.              Conversion Features:  Except as otherwise provided herein, no Class shall be subject to any automatic conversion feature.  Shares of one Class of the Fund may be converted into shares of another Class of the Fund, provided the shareholder requesting the conversion meets the eligibility requirements for the purchase of the new Class of shares of the Fund.

6.              Exchange Privileges:  Shares of a Class shall be exchangeable only for (a) shares of the same Class of other investment companies managed or administered by BNY Mellon Investment Adviser, Inc. or its affiliates as specified from time to time and, except for shares held through financial intermediary brokerage platforms, (b) shares of certain other Classes of such investment companies or shares of certain other investment companies as specified from time to time.

Dated:  May 3, 2001

Amended as of:  June 3, 2019

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